Exhibit 5.1

Charles J. Bair

+1 858 550 6142

cbair@cooley.com

March 8, 2019

Allogene Therapeutics, Inc.

210 East Grand Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion, as counsel to Allogene Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of up to 7,288,959 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), including (i) 6,074,133 shares issuable pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan (the “Incentive Plan”) and (ii) 1,214,826 shares issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “Employee Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Incentive Plan, the Employee Plan, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than that identified above are applicable to the subject matter of this opinion. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Incentive Plan or the Employee Plan, as applicable, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP     4401 Eastgate Mall     San Diego, CA     92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com

March 8, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP     4401 Eastgate Mall     San Diego, CA     92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com